Offering Circular

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A Amendment No. 2.

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

VOTERITE, INC.

State of Incorporation FLORIDA

James L. Kapsis, CEO

20934 Concord Green Dr E

Boca Raton, Florida 33433

(516) 414-1874-5

Email: jkapsis@votrite.com

CIK: 0002028858

7371	81-5333809
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Voterite, Inc, d/b/a/Votrite, a Florida C Corporation formed for a group of investors to acquire a(n) interest in ELECTRONIC VOTING SYSTEMS

Presented by Voterite, Inc. d/b/a/Votrite, a Florida C Corporation

A Woman-Veteran Owned Company

Maximum Offering Amount: $5,000,000

Our Offering of our common stock, par value $0.00 (the “Common Stock”) at an offering price of

Ten Dollars ($10.00) per share (USD) (the “Shares”) on a “best efforts” basis. Terminating on December 17, 2025

Minimum Required Sale 500 Shares

Reg A Tier 1

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

	Price to Public	Commissions	Proceeds to the Company[1] Per
Per Share	$10.00	$.00	$10.00
Maximum Offering	$5,000,000.00		$5,000,000.00

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THE PROSPECTUS AND THAT ANY CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

1       Does not include expenses of the Offering, including but not limited to, fees and expenses for marketing and advertising of the Offering, media expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, and website posting fees, estimated to be as much as $155,000.

As submitted to the Securities and Exchange Commission on January 21, 2025.

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We are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

his Offering Circular contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Management will diligently conduct the affairs of the Corporation to achieve these investment objectives. Information presented in this investment circular is intended to provide a prospective investor with sufficient facts concerning the proposed investment to make an informed decision to invest.

The objectives of the Corporation are to provide Class A members with a dependable, inexpensive, and secure voting system that is accessible to various voting sectors in the private and public areas.

Estimates of income and expenses incurred by the Corporation are based on existing facts and the best estimates of the manager and his advisors and are not intended as guarantees or warranties to the investor. Any investment is speculative in nature and includes some degree of risk. Some of the statements under “Summary,” “Risk Factors, “Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Others are historical facts, such as our ability to perform elections in various sectors, confirming the validity of our voting machine to a host of various clients nationwide. (see www.votrite.com/references)

It is suggested that a prospective investor contact his accountant, attorney or investment counselor for additional advice concerning this investment’s suitability.

SUMMARY

COMPANY INFORMATION

The Company has been formed on January 12, 2017, under the name Voterite, Inc. in the State of Florida as a C Corporation. The company uses a filed fictious name VOTRITE. (EXHIBIT 1A-2B)

Under the amended and Restated Articles of incorporation, filed on July 29, 2022. The Board of Directors for the Corporation by unanimous written consent duly adopted resolution proposing and declaring advisable the Articles of Incorporation of the Corporation be amended and restated in their entirety.

Capitalization has authorized the total number of shares of capital stock that the Corporation has the authority to use TEN MILLION (10,000,000) all of which shall have no par value. The Total number of shares of preferred stock that the Corporation is authorized to issue is ONE MILLION (1,000,000) all of which shall have no par value. (See Exhibit D-1)

Effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida, the current 100 shares of common stock of the Corporation that are outstanding be forward split on a 50,000 for 1 basis. Accordingly, after the giving effect to the forward split, there will be 5,000,000 shares of common stock issued and outstanding, all of which shall be fully paid and non-assessable; and that the corporation issue and sell up to $5,000,000 principal amount of stock as determined by the offers of the Corporation.

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Voting

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefore, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. Currently The Board has approved 1,000,000 of preferred stock not issued.

Compliance with Laws

The Company shall comply with all governmental requirements, except where the failure to do so would not have a material adverse effect on the financial condition, property, business, or prospects of the Company. The Company shall pay and discharge when due all indebtedness, obligations, assessments, and real and personal property taxes, including, but not limited to, federal and state income taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise.

2025 Equity Incentive Plan

On November 30, 2023, we adopted our 2023 Equity Incentive Plan (the “Plan”) to reward and provide incentives to our officers, directors, employees, consultants, and other eligible participants. We have set aside options to purchase up to One Million (1,000,000) shares of Common Stock for issuance under the Plan, which may be granted in the form of either incentive stock options or non-qualified stock options. Our Board of Directors administers the Plan and has the authority: To select the Plan recipients, the time or times at which awards may be granted, the number of shares to be subject to each option awarded, the vesting schedule of the options and (ii) to amend the stock option Plan to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants.

RISK ASSESSMENT

Our financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its partners and/or the ability to raise additional capital as required.

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts.

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The election business is presumed to be recession proof and repetitive.

The competition is limited to the use of paper ballots, and its technology is 20th century (scanners), whereas Votrite’s touchscreen technology is 21st Century touchscreen. Regulatory factors encompass a wide range of laws, regulations, and policies that govern various industries and sectors. Staying up to date with the latest trends and developments in content marketing is vital.

Achieving and maintaining market acceptance of Votrite software and hardware provide evidence with the list of clients already serviced and the testimonials already received. Our hardware is somewhat generic (All-in-One computers) and although it is specifically made for us in Taiwan, replacement hardware is available immediately by HP, Dell, Acer, and other local manufacturers. Our software is proven to be extremely secure, and our voting systems are never connected to the internet. Our pricing is more than competitive in relation to the current voting systems available today.

Relevance: Consumer behaviors and preferences are constantly changing. An example is that touch screen technology which is employed by Votrite has a positive impact.

Effectiveness: Votrite’s latest trends often bring more effective strategies and techniques. Use of a single database for complete auditing and voting eliminates the potential of hacking entire elections.

Competitive Advantage: In a saturated market, staying ahead of the competition is crucial. AI-powered tools are being implemented for additional security in the Votrite systems, complete internal audits, and encrypted databases for each machine.

Emerging Growth company:

We should not be considered a “Development Stage Company.” An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company for up to five years

Inadequacy of capital.

We believe that the proceeds from this Offering will be sufficient to help support our continued development process, sales, marketing, and business operations to achieve our goals. We believe that the company can sustain and grow at a much smaller pace without these additional funds and rely on future revenues generated from new rentals and on-line sales to fund all the cash requirements of our activities. We have a history of losses in the last few years since we have dedicated our capital resources to the develop of our system to conform with Federal Standards.

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DIVIDEND POLICY

We plan to retain some earnings in the near future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

On July 29, 2022, there were an aggregate of 10,000,000 shares of Common Stock authorized and 1,000,000 of Preferred Stock authorized.

Our net tangible book value as of July 29, 2022, was $130,161 or $0.03 per then-outstanding share of our Common Stock, based on 5,000,000 outstanding shares of Common Stock. Our net tangible book value as of the date of this Offering Circular was $101,999 or $0.02 per share of our Common Stock, based on 5,000,000 outstanding shares of Common Stock as at the date of this Offering Circular. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the maximum 500,000 shares of Common Stock in this Offering at the initial public offering price of $10.00 per share.

 The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, of the shares offered for sale in this offering.

Funding Level		$5,000,000.00
Offering Price		$10.00
Pro forma net tangible book value per Common Stock share before the Offering		$0.02
Increase per common share attributable to investors in this Offering		$0.91
Pro forma net tangible book value per Common Stock share after the Offering		$0.93
Dilution to investors		$9.07
Dilution as a percentage of Offering Price	%	90.72

PLAN OF DISTRIBUTION

Our Offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, to take such actions necessary to enable the Company to accept subscriptions in this offering from investors residing in such states.

We have not entered selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services in the future.

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INVESTMENT LIMITATIONS

An individual qualifies as an accredited investor if (1) such person's individual net worth, or joint net worth with such person's spouse, exceeds $1,000,000, or (2) for each of the two most recent years, such person's individual income exceeds $200,000 or joint income with such person's spouse exceeds $300,000.

Accordingly, a fund offering or selling its securities only to "Accredited Investors" would not be required to register such securities with the SEC.

Non-accredited investors are defined as people who have less than $1 million in assets, excluding their primary residence, and an annual income of less than $200,000.

Non-accredited investors can invest up to $2,500, or 5% of their annual income or net worth if it is less than $124,000. If their income or net worth is $124,000 or more, they can invest up to 10% of their income or net worth, but no more than $124,000.

The intention to purchase and hold a share of common stock in the Corporation for long-term investment purposes rather than for resale is also a necessary requisite.

OUR OFFERING:

Issuer:	Voterite, Inc. d/b/a Votrite

Shares Offered:	A maximum of Five Hundred Thousand (500,000) shares of our Common Stock (the “Maximum Offering”), at an offering price of Ten Dollars ($10.00) per share (the “Shares”).

Number of shares of Common Stock Outstanding before the Offering:	Five Million (5,000,000) shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering (1):	Five Million Five Hundred Thousand (5,000,000) shares of Common Stock if the Maximum Offering is sold.

Price per Share:

Ten ($10.00) per share

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.

NO UNDERWRITERS HAVE BEEN EMPLOYED BY THE COMPANY.

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USE OF PROCEEDS

The investment program is designed to raise cash in the sum of $5,000,000, for use by the Corporation to acquire the certification of the U.S. Federal Government via the Election Assistance Commission (Exhibit 1A-15) (www.eac.gov) guidelines for our voting systems. This will require a substantial amount of capital, estimated to be $500,000 in an estimated period of 6 months.

Other proceeds will be used to sustain the overheads, increase the hiring, technical and sales workforce, additional management increase inventory positions, and continue with upgrades of our current voting systems.

Added employees will be hired in the technical and management section of the business.

Marketing & Customer Acquisition Incentives	$1,800,000
Research & Development	$200,000
Offering Expenses	$155,000
SG&A Expenses and Working Capital positions	$2,000,000
Inventory	$345,000
Federal and State Certification expense	$500,000
TOTAL	$5,000,000

Opportunity Identification: Staying up to date allows marketers to identify new opportunities for growth and innovation. https://www.transmediagroup.com/ has been used by Voterite, and we intend to retain them in the future. TransMedia Group is one of the country’s leading, multilingual public relations firms. The award-winning firm serves clients worldwide, from Israel to New York, Norway to South Africa, Miami to Mexico.

The cost for this service is $100,000 per year plus expenses.

R &D: Currently, we are designing AI security applications for our software and hardware will be an added expense as reflected in our Research and Development Section. The cost for this could exceed $25,000

Our mobile App VOTRITE on Apple iPhone and related services are based on new and proven technologies.

The cost for this is allotted at $15,000

Our Android APP for Android applications is fully prepared and ready to launch with Amazon $6,000.

Continuing development of our Polling identification system. (see website for more details)

Will require approximately $20,000 for updated software.

Software updates may require approximately $50, 000

Debt: The company has no debt. All vendors and purchases are paid immediately.

Inventory: The Company shall maintain an inventory of computers and printers for distribution to potential clients. Initially, $345,000 was allotted for this purpose. This may change based on our sales requirements.

Compensation to Officers and Directors: Presently no proceeds have been allotted to compensate Executive management and directors. Working capital has been allotted to compensate employees and outside vendors.

The Company will compensate all officers and Direct when the company becomes profitable.

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Federal Certification: The company will use some of the proceeds to complete its Federal Certification program (www.eac.gov) at a approximate cost of $500,000.

We reserve the right to change the use of proceeds based on current market conditions that may affect the company.

OVERVIEW OF OUR BUSINESS: Votrite, the first of its kind, NOT web-based, Touchscreen Electronic Voting System available in over 20 customizable languages, is tamper-proof, has copyright privacy measures and boasts the smallest carbon footprint and greatest voter accessibility, according to Christopher Baum, Chief Compliance Officer at VotRite and former consultant to the City of New York’s Board of Elections, New York State Board of Elections and other state/local governments.

Baum says Votrite’s copyright, fraud-blocking technology includes Direct-Recording Electronic (DRE) systems and a Voter-Verified Paper Audit Trail (VVPAT), underscoring Votrite’s transparency, security and the long overdue modernization of the United States’ voting process.

“These stringent measures ensure tamper-proof, unencumbered voter access regardless of race, age, gender ethnicity and economic status,” said VotRite Co-Founder and President Angelica Kapsis, a U.S. Navy-Veteran now dedicated to building a trusted, secure, and accurate election process for our nation and the world. A company owned by the voters instead of large financial institutions supports confidence. Years collaborating with eligible voters with disabilities at Scorpion Fitness Centers LLC fueled Kapsis’ commitment to a hack-proof, human-error-free process where eligible voters can vote with confidence.

We have performed many elections throughout the United States without any discrepancies. All our products are market ready and functional to perform accurate elections in any sector of voting. A list of our elections and clients can be found in our reference page on our website https://www.voterite.com/our-references/. Our management team has previously developed or managed similar companies and technologies.

“As expected, Votrite’s electronic voting systems (EVS) have proven successful and uncontested in all elections utilized- from large cities to small towns, universities, condos, co-ops and unions across the country,” added Kapsis. “The upcoming election cycle will be a time for election decision-makers to really evaluate the integrity and vulnerabilities of their current process- and to think of both short- and long-term solutions. We are anticipating greater focus on solutions like Votrite’s LT 2100 system, a long-term, effective solution for the problems of the past two decades, purposefully designed.”

Votrite, has been recognized with the prestigious Education and Training Award 2024 by Corporate Vision. This accolade highlights Votrite’s outstanding contributions to growth and development within the technology sector.

The Education and Training Awards, now in their sixth year, spotlight organizations and individuals who excel in advancing learning and professional development. Votrite’s commitment to innovation in electronic voting technology has set a new standard in accessibility, security, and user-friendliness.

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The current supply of All-In-One computers specifically designed to conform to Votrite standards is available worldwide, and the independent Votrite software can be installed on any touchscreen computer with secured credentials.

•	Votrite’s copyright, secure, touchscreen voting hardware with built-on privacy screens prevents anyone other than the direct user from being able to see what is on the screen.
•	Committed to a profound environmental impact, Kapsis says their systems’ ability to eliminate wasteful paper ballots is superior to traditional hand-counted voting systems that require more ballots than voters be pre-printed and paid for. Votrite’s paper receipts (⅙ the size of most ballots) are still utilized for tertiary audits and required record archiving.
•	In addition to our in-person voting, we have launched our mobile voting website (votritemobile.com) will allow the voters to vote on our APPS (APPLE) from their phone or on their own computer anywhere in the world. (voting site: votritemobil.com)
•	The Votrite voting system is the first to implement disability tools into its programming, eliminating the cost of separate voting systems for people with disabilities, and visually impaired.
•	The products can be seen on our websites www.votrite.com and votritemobile.com, and most social media sites. (Facebook, Twitter, YouTube, LinkedIn, and others)
•	The Company has various outlets for income producing products. First, the in person voting system has been and will continue to be applied to various organizations as a rental option, and in the future to the General public for the Federal elections.
•	Votrite sells and rents their voting systems to Municipalities, Homeowner associations, Unions, Universities, and other membership organizations that are mandated to vote for their officers or members. This is a repetitive business, and elections are mandated by law for all 501c organizations.
•	Previous elections/clients can be seen on our website https://www.votrite.com/reference/ .
•	The Environmental Issue is the destruction of trees to produce paper ballots. Papermaking has an impact on the environment because it destroys trees in the process. According to data from the Global Forest Resource Assessment 80,000 to 160,000 trees are cut down each day around the world with a significant percentage being used in the paper industry. It will take the destruction of one tree for each 8,000 paper ballots (Quora) . The life cycle of paper is damaging to the environment from beginning to end. When paper rots, it emits methane, a greenhouse gas. This can be harmful to the environment.
•	Ballot Waste: The average cost of scanner ballot is approximately $0.29 each versus Votrite’s paper ballot at $0.03. The printing of scanner ballots is estimated for voter consumption. Millions of ballots are thrown away at a cost of $0.29 each (taxpayer $$$) in every election, because it impossible to decide how ballots are needed for each election, while Votrite print the ballot on demand by the Administrator or voter.

 https://www.newsday.com/long-island/politics/that-s-a-lot-of-trees-1-3m-in-unused-paper-ballots-k37534

•	Voter Participation: Scanner ballot and paper ballots used to vote may have two sides with two languages versus Votrite which comes in any language as shown in languages ballot folder. In the United States, the right to vote is one of the fundamental aspects of democracy. This right ensures that every U.S. citizen is given a voice in shaping the country's future. Votrite can offer any language prior to voting: The Current voting scanner does not offer this feature, which is required by law.

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•	Security issues: Votrite’s fully encrypted program with individual databases and redundant memory, plus other features prevent access from hackers and malicious viruses. The biggest challenge of electronic voting is security threats. Electronic voting systems are complex computer systems connected to the internet that are vulnerable to a variety of attacks, including hacking, malware, and physical tampering. Votrite is NEVER connected to the internet.
•	Votrite has been approved to go ahead with evaluating its voting system by the Election Assistance Commission. Visit Https://www.eac.gov/voting-equipment/registered-manufacturers (Exhibit 1A-15)

MOBILE VOTING

The company has developed and launched an on-line and mobile secured voting system using AWS cloud servers to enable the voter to vote on several types of elections on a global basis. (Https://votritemobile.com) and APPs. Apple’s “App Store” is the primary distribution, marketing, and promotional APP for voters to access our voting site. We are now considering an alternative to Google Play, a more advanced alternative is https://www.amazon.com/gp/mas/get-appstore/android.

The positive outlook for growth in the Online Voting System Market is driven primarily by the following factors:

•	Increasing emergence of players via distribution channels
•	Increasing internet penetration
•	Ease in accessibility.
•	Rapid urbanization.
•	Wider application in educational institutions, organizations, and Government bodies
•	Growing population

Global Online Voting System Market Size/Share Worth USD 770 Million by 2030 at a 7.5% CAGR (1)

Mobile technology is ubiquitous today. Even some people who may not have regular access to a computer often carry a smartphone. Phone-based solutions can be ideal for enabling voters to quickly and easily get information about candidates, register to vote, and check in at polling centers. Some states like Alaska have already started experimenting with this.

(1)https://www.globenewswire.com/en/newsrelease/2023/01/17/2589684/0/en/Latest-Global-Online-Voting-System-

Market-Size-Share-Worth-USD-770-Million-by-2030-at-a-7-5-CAGR-Custom-Market-Insights-Analysis-Outlook-Leaders-Report-Trends-Forecast-Segmentation.html

https://www.globenewswire.com/news-release/2022/01/11/2365060/0/en/Global-Online-Voting-System-Market-Size-

Worth-USD-582-million-by-2026-at-a-6-CAGR-including-COVID-19-Analysis- Facts-Factors.html

https://mobilevoting.org/updates/removing-barriers-to-the-ballot-box-the-case-for-mobile-voting-2/

https://www.usvotefoundation.org/blockchain-voting-is-not-a-security-strategy

VOTING MARKET

Money spent on U.S. elections:

2020 $14,403,966,687 -- 2022 $8,937,407,772

https://www.opensecrets.org/elections-overview/cost-of-election?cycle=2020&display=T&infl=N

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•	Three competitors have 90% of the sales Federal market and rely on paper ballots and have internet connections.
•	Votrite has the only touchscreen screen available to the market with individual databases and never connected to the internet.
•	Votrite has lots of competition in the online private sector market but has the advantage of the latest cloud technology and enhanced security others do not have.
•	Votrite can easily acquire a small chunk of the Federal market after certification because of the States lack financial resources for voting machines and the benefit of the cost effective systems available to them at Votrite.
•	Our compact equipment and cost saving and can increase its presence by 5% every year and save taxpayers on shipping and storage. Our machines weigh 14lbs and our competitors weigh approx. 200 lbs.

Description of Hardware:

Votrite hardware has been evaluated and a full report is available for review.

LT2100: 21.5” All-in-One (Made in Taiwan)

Report #（81-605-KU5100

A4 Reliability Test Report Prepared	Checked	Approved
By: Daisy Liu	Qingchun Zhong	Allen Peng

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The total number of persons employed by the issuer, is three (3) and external 1099 consultants is four (1)

No bankruptcy, receivership, or similar proceeding were ever instituted on the company.

No legal proceedings material to the business or financial condition of the issuer.

The partners have totally financed the company.

Sales have been intentionally limited and the resources have been directed to our public relations, software upgrades, technical packages for Federal Certification Approval.

(Exhibit 1A-15), website creations, cloud servers, and supporting the basic current overhead.

✓	Currently the Company’s burn rate is $5,000 per month input by the partners.
✓	The total assets and liabilities for December 2023 are $ 911,887.
✓	See Exhibits for additional financial information.

There are no unforeseen events, demands, or commitments that would have a material effect on the operations of the Company as it is structured now.

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Management has determined to use its limited current resources to prepare for Federal certification, rather than aggressively seeking sales. Although the Company has repetitive clients and is acquiring more on-line voting clients, which has been promoted by our public relations programs and social media posting monthly which display discussions, and various news submissions.

Liquidity and capital resources

Management can sustain the Company and its objectives with its current influx of cash from the Directors and Partners.

Recently our President has been interviewing three times by various media talk show and magazines with great response, bring much attention to the company.

We expect to aggressively pursue our Sales and Marketing programs after our offering is complete.

Accuracy of Information Furnished.

None of the Transaction Agreements and none of the other certificates, statements or information furnished to the Investor by or on behalf of the Company pursuant to the Transaction Agreements thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, considering the circumstances under which they were made, not misleading.

Indebtedness and Equity

1.	The company as of December 31, 2023, had a total Equity of $ 911,887 (Exhibit Balance Sheet 2023)

2.	The company has no long-term debt, short-term debt or vendor debt.
3.	As of the date of this Offering Circular, there is no vendor, taxes, or any other debt, except for that listed above believed to be material to our business.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Name	Position	Term of Office
Executive Officers:
James L. Kapsis	CEO	February 2020

Angelica Kapsis	President	January 2017

Directors:
Antonia Rollandi (LeDuc)	Secretary/Director	January 2017 - July 2022
Angelica Kapsis	Director	July 2022
James L. Kapsis	Director	July 2022
Dennis LeDuc	Director	July 2022

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EXECUTIVE COMPENSATION

The following table represents information regarding the total compensation our executive officers and director of the Company as of December 31, 2023:

	Cash	Other	Total
	Compensation	Compensation	Compensation
Name and Principal Position	($)	($) (2) (3)	($) (2) (3)
Angelica Kapsis, President & Chairperson of the Board	---	---	---
Antonia Rollandi (LeDuc), Secretary, and Executive Vice President of Business Development & Director	---	---	---
Dennis LeDuc, Director	---	---	---
Jamess L. Kapsis, Chief Executive Officer & Director	---	---	---

The Company’s directors will decide the terms of formal employment agreements with the Company for the period beginning in November 2024 and expiring no earlier than September 30, 2025.

The final terms of any such employment agreements, including any stock options or stock award proposed to be offered are subject to the approval of the disinterested members of the Board of Directors.

Business Experience:

James L. Kapsis, Chief Execuive Officer, & Director. Mr, Kapsis was the initial developer of the software and hardware in 2006. Prior to joining Voterite, Inc. Mr. Kapsis was the Managing Partner of Votrite International, LLC. Mr. Kapsis has two voting patents and copyright voting software which were transferred to Voterite, Inc. in 2017.

Mr. Kapsis is not a shareholder.

Angelica Kapsis, President, and Chairperson of the Board.

Angelica Kapsis is a resolute professional with a diverse background in forensic science, psychology, and human services. A Navy Veteran, holding a Master of Science in Forensic Science from National University and a Bachelor of Science in Psychology from Stony Brook University. Angelica demonstrates a strong commitment to education and continuous learning.

Currently serving as the President/Owner of Votrite, she is instrumental in developing strategies to enhance voting software accessibility, particularly focusing on ADA compliance and preferences for individuals with disabilities.

Additionally, her work as Founder at Scorpion Fitness Centers reflects her passion for promoting health and wellness, where she designs tailored fitness plans and leads classes, including those catered to individuals with disabilities, to facilitate positive outcomes for clients.

Angelica has added disability features into the Votrite software reducing costs for Municipalities that would ordinarily require a separate voting system.

Beyond her professional endeavors, Angelica's dedication to community service is evident through her involvement in various volunteer activities, including firefighting, mentoring, and advocating for at-risk populations. She is a NASM Certified Personal Trainer and holds CPR & First Aid Certification.

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Angelica's multifaceted skill set, coupled with her unwavering dedication to social causes, positions her as a versatile and compassionate professional dedicated to making a positive impact in her community and beyond.

Ms. Kapsis is the daughter of Mr. Kapsis.

Antonia Rollandi (LeDuc), Executive Vice President of Business Development & Director.

Professional experience

As a Graduated from the GIA Institute received a gemological certification for diamonds and diamond grading. Mrs. LeDuc’s certification remains active in selling diamonds, which is now a hobby.

Mrs. LeDuc is contributing to Votrite with her sales techniques using innovative technology and contacts. The voting system is a much-needed service to maintain free elections in America.

Dennis LeDuc, Director, President of Thermo Tech Combustion Inc., Established in 1982 and headquartered in Farmingdale, NY operates is a family-owned mechanical contractor specializing in industrial and commercial applications.

Christopher Baum, Chief Compliance Officer (No formal contract 1099)

Comprehensive expertise in IT project initiation, design, troubleshooting, and maintenance. Successful history of leading, directing, and training high-performing, global project teams to provide secure, dependable, and cost-efficient services. Exceptional written and verbal communication skills with ability to facilitate cross-functional collaboration with all levels of company employees and internal/external stakeholders. Ensure protection and security of data. Foster continuous improvement in technology development and implementation, keeping up to date with industry trends as well as research and development (R&D).

As of 2021 Mr. Baum was haired as Chief Compliance Officer,

Manage certification process in the jurisdictions selected by Votrite. Manage documentation for all certified systems. Maintain central library of documentation and official versions of software. Collaborate with public relations to increase market awareness of Votrite devices and services. In the past Mr. Baum was a Project Management Consultant who can execute project management plans from conception to completion. Initiate technical oversight of projects and follow all Project Management Institute (PMI) standards. Ensure compliance with all federal, state, and local laws and regulations. Identify program deficiencies and problem solving to develop solutions. Contribute R&D for IT initiatives.

Previous Mr. Baum was an Independent Consultant for the Board of Elections in the City of New York

Consulted with Board of Elections in the City of New York to design and establish protocols for researching vendors for automated three percent audit system for voting systems. Collaborated with vendors of computerized systems, sharing solutions certified by the US Elections Assistance Commission (EAC) and the New York State Board of Elections. Additionally, Assisted Board of Elections of the City of New York in selecting next generation voting system. Wrote draft standards for new voting system. Supported staff in evaluation and implementation of election management system.

As a Previous owner of Vener8, Mr. Baum created and designed, produced, and marketed tablet-charging hub used for connecting peripherals to hardware through multiple USB hubs. Developed product from initiation to delivery in less than five months and shipped product to more than 30 countries.

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Current outside contractor

Srinivas Gomatam, Social Media Ops Associate

(No formal contract 1099)

Purposeful Sales & Marketing Ops Associate with a proven history of optimizing sales & marketing strategies and streamlining operations to drive business growth. Skilled in CRM, Social media campaigns management, execution, data analysis, and project. His main function is to Educate and promote VotRite product awareness to voters and government decision makers through strategic content dissemination.

Along with his associate Ramya Ramachandran who Curate daily and weekly voting-related news from a variety of sources to craft engaging social media posts. Manage and schedule posts across Twitter, LinkedIn, and Facebook to maximize reach. Drive awareness of Votrite among voters and government decision-makers through strategic content distribution.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Initial Beneficial Ownership

Title of Class	Beneficial owner	Amount of outstanding stock	% of Class

Common	Angelica Kapsis (1)	3,800,000	76

Common	Antonia Rollandi LeDuc (1)	1,200,000	24

(1)	Business address for each owner: 20934 Concord Green Dr E. Boca Raton, Florida 33433

Procedures for Subscribing

 If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.       Electronically receive, review, execute and deliver to us a subscription agreement; and

2.        Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement, or through a Transfer Agent.

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The company has not decided on which Transfer Agents it will use. The SEC has announced rules and regulations for all registered transfer agents. The intent is to facilitate the prompt and accurate clearance and settlement of securities transactions and assure the safeguarding of securities and funds.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such a subscription agreement upon request after a potential investor has had many opportunities to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation. A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

DUE DILIGENCE

Company structure and governance

•	Reviewing organizational documents, board minutes, shareholder agreements, and other governing documents such as financial information are available at Voterite upon request. Voterite maintains accurate records, including meeting minutes and bylaws.

(Exhibits-1A-)

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•	Examining a company's numbers, comparing them over time. This can include up-to-date tax returns, financial statements, details of loans and credit agreements, and financial projections.
•	Since Voterite is new to the Federal market sales data may not be available.
•	Data on rental equipment by Voterite is available in the list of clients in the reference page on the website Https:\\www.votrite.com.
•	There are no contracts with other businesses, individuals, and organizations.
•	There are no known pending and past legal actions and or liabilities.
•	Bad Actors Rule: The Company has no legal proceedings or any past bankruptcy or history of securities law violations or relevant court judgments. The Company is wholly owned by two women with excellent credentials and experience.
•	Voterite must issue stocks and abide by securities laws, and shareholders agreements which outline their rights and obligations.
•	Voterite protects workers' rights and ensures that employee data is managed fairly and safely.
•	Voterite may have an obligation to indemnify directors and officers against losses they incur in connection with their roles.

Transparency

•	Workplace transparency is open communication between leadership and employees at work at Voterite. Leadership commits to openly sharing expectations, mistakes, setbacks, feedback, revenue, and other metrics. In return, employees commit to asking questions and sharing feedback, challenges, and ideas. In addition, As of Jan. 1, 2024, most small businesses will be required to file Beneficial Ownership Information (BOI) reports with the federal government under the Corporate Transparency Act. The act is intended to help law enforcement combat the use of shell companies for money laundering, terrorism, and other illegal activities.
•	Shareholders should consider the company's history, assets, sales figures, and links to economic crime.
•	A copy of the financial statement information that has been incorporated by reference in the offering statement upon written or oral request, to each holder of securities at no cost to the requester. (Exhibits )
•	The Company has not offered any Securities, or similar securities of the Company, for sale to, or solicited any offers to buy from, or otherwise approached or negotiated with, any persons other than the Investor and other existing holders of capital stock of the Company.
•	The Company has not taken any action that shall cause the issuance, sale, and delivery of any of the Securities to constitute a violation of the Securities Act or any applicable State Securities Laws.
•	The software used by a company is written in C# and the source code is in a well-secured code repository. Only grant the necessary permissions to people, applications, and services, and be especially careful about permissions to enable source code modifications. Authenticate each repository user with modify permissions -- human or not -- and configure repositories to keep audit logs of all changes.

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INTELLECTUAL PROPERTY AND PRIOPRIETARY RIGHTS

•	The Company maintains trademarks, copyrights, and patent applications.

Wordmark

Wordmark VOTRITE

Status

LIVEREGISTERED

Goods & services

IC 042: [ Providing a website that gives users the ability to vote for...

Outbound Class042, 035, 009Serial86276660

Owners VOTERITE, INC. (CORPORATION; FLORIDA, USA)

Full Title: VotRite. Registration Number: TXU002097477 Date:2018-05-10 Type of Work: Text Search term: "votrite" under Copyright Claimant

The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others.

•	Additional patents and copyright software will be filed upon completion of our AI security designs.

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COMPETITIVE ADVANTAGE: Three (3) Major competitors and other systems

1.

Dominion Voting Systems Corp- ImageCast X

Federal cybersecurity officials have verified there are software vulnerabilities in certain ballot-marking devices made by Dominion Voting Systems, discovered during a controversial Georgia court case, which could in theory allow a malicious actor to tamper with the devices, it claims to demonstrate how the software flaws could be used to alter QR codes printed by the ballot-marking devices, so those codes do not match the vote recorded by the voter.

https://www.cnn.com/2022/05/28/politics/dominion-voting-system-software-vulnerabilities/index.html https:/ /www.cisa.gov/news-events/ics-advisories/icsa-22-154-01

Votrite Difference

•	Votrite does not use a Terminal Emulator which enables a machine to connect to and communicate with another machine using a command-line or graphical interface.
•	Votrite does not allow Reboot to safe mode.
•	There is no access to the Votrite EMS which is based on individual database folders.
•	The public vote counters are cross validated. There are vote counters in the database, in a file on each voting machine, and in a file on the Election Information Flash Drive. In addition, all unique voters from all votes recorded in the system are counted. If the vote counters are out of synchronization, the votes fail validation and are not imported into the final count. The software warns the Election Supervisor of the problem with that memory module.

2.

Election Systems & Software, Inc (ES&S)

ES&S IVotronic voting machine, with magnet and Palm organizer.

An ES&S "iVotronic" DRE touchscreen voting machine, being surreptitiously put into its supervisory configuration mode with a Palm organizer and a magnet.

The firmware and configuration of the ES&S precinct hardware can be easily tampered with in the field. Every piece of critical data at a precinct – including precinct vote tallies, equipment configuration and equipment firmware – can be compromised through exposed interfaces, without knowledge of passwords and without the use of any specialized proprietary hardware. Access to the iVotronic DRE configuration is protected by several hardware and password mechanisms, all of which can be defeated through routine poll worker (and in some cases voter) access.

The vote in 2006 in Sarasota, Florida, was just one. There, ES&S machines lost around 18,000 votes.

https://www.propublica.org/article/the-market-for-voting-machines-is-broken-this-company-has-thrived-in-it

https://www.usenix.org/events/evt08/tech/full_papers/aviv/aviv.pdf

https://fairfight.com/wp-content/uploads/2019/07/Election-Systems-and-Software-ESS-Corruption-07162019.pdf?source=20190311+ESS

ES&S machines are directly tied to significant undervotes at every level in Georgia, Florida, Texas, Arizona, Pennsylvania, and North Carolina

Ohio software called “highly dangerous,” “criminally negligent from the standpoint of data security” and “insanely risky” by election security experts.

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Votrite Difference

•	Each vote has a digital signature (GUID) stored with it like the hash but encrypted with the user’s individual encryption key. The encryption key is stored in a table of voters. All signatures are checked.
•	They all must pass validation. There is an encryption process used in the last step for the end-of-day report. This includes encryption using the Cryptographic Algorithm Validation Program and the Cryptographic Module Validation Program.
•	Together these two programs confirm cryptographic algorithms and cryptographic module implementations.
•	Votrite has never lost a vote in its voting system and audit trail.

3.

Hart InterCivic, Inc.

The Hart analysis expanded on earlier findings and discovered twenty-seven new vulnerabilities. Most notably, we discovered a large swath of undocumented functionality within the Hart system that could be highly dangerous in an election environment. Like earlier evaluations, our analysis of the Premier system notes that the platform is plagued by systemic security issues; however, our evaluation goes further. We see that even in the presence of over half a decade of evaluation, these systems do not appear to be improving—in some cases reintroduce failed designs in-identified by past studies. Weaknesses in both systems make the security of elections entirely reliant upon the universal and consistent enforcement of physical procedures - a difficult process at best.

https://www.semanticscholar.org/paper/Systemic-Issues-in-the-Hart-InterCivic-and-Premier-Butler-Enck/d31b6a750ee40b1422acee5c7a60d553994df23f

Votrite Difference

•	Votrite does not use memory cards encoders or voter token encoders.
•	Two log files. These voting data logs must match, or validation will fail. The on-screen files located in the private machine counter that tells the Poll Administrator of past machine usages, must match the logs recorded in the internal backup counter of all sessions. To monitor and control the software development process, two mechanisms have been put in place: the System Change Request (SCR) and a system of change tracking logs. Errors are recorded on the database log and produced during the final tally of votes. All errors are logged in the system throughout the voting process. Error messages are easy to understand for quick and simple troubleshooting.
•	In addition, all skipped (under votes) will be reported as well.
•	The System Change Request (SCR) is used for approval prior to any change to the Votrite software, and Votrite is the Change Management System used to control and integrate the software changes.
•	No changes are allowed to Votrite software without a pre-approved SCR.
•	An SCR must be created for each software defect or additional feature request.
•	All software changes are recorded in the appropriate system logs.
•	The audit records include ballot preparation, election definition, system readiness tests voting, and ballot-counting operations and consolidation of end of day results.
•	Firmware is the combination of a hardware device and computer instructions or computer data that reside as read-only software on the hardware device. The software cannot be readily modified under program management.

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OPEN-SOURCE SOFTWARE (OSS) VOTING MACHINES ARE VUNERABLE TO ATTACKERS

For years, officials have feared this is the trouble with America’s voting machines, their vulnerability to attack. Over the past decade, Open-Source Software (OSS) has experienced rapid growth and widespread adoption, attributed to its openness and editability. This expansion, however, has also brought significant security challenges, particularly introducing and propagating software vulnerabilities. Votrite knows well how trust can be easily abused in the open-source ecosystem, especially when many projects struggle with a lack of workforce and development resources and not having volunteers with cybersecurity knowledge and skills.

Significant security challenges

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A myriad of problems with current voting systems.

1	The destruction of trees to produce paper ballots. According to data from the Global Forest Resource Assessment 80,000 to 160,000 trees are cut down each day around the world with a significant percentage being used in the paper industry. Also, the life cycle of paper is damaging to the environment from beginning to end. When paper rots, it emits methane, a greenhouse gas. This can also be harmful to the environment.
2	Paper ballots and scanner ballots used for voting may have two sides with two languages, limiting the voter participation and violating the law. Also, millions of unused ballots are trashed at tax payer’s expense.
3	The biggest challenge of electronic voting is security threats. Electronic voting systems are complex computer systems that are vulnerable to a variety of attacks, including hacking, malware, and physical tampering. Open-source codes allow these issues to be available for hackers.
4	Millions of ballots are thrown away at a cost of $0.29 each (taxpayer $$$) in every election, because it impossible to decide how ballots are needed for each election.
5	Storage of paper ballots is expensive. Millions of $$$ of taxpayer money is spent on warehousing costs because of the size of scanner ballots.
6	Misinformation has reduced public confidence in electronic voting systems. Voting officials and voting systems suppliers must address this threat directly by increasing hands on opportunities for the public, providing transparent testing and verification of systems, and increasing accountability for both the voting experience and election results reporting.

In 2017, the Department of Homeland Security designated election infrastructure as “critical infrastructure,” noting that “bad cyber actors — ranging from nation states, cyber criminals, and hacktivists — are becoming more sophisticated and dangerous.”

Some politicians have suggested avoiding machines altogether and hand-counting ballots. This is absurd and shows that research into new voting systems is not a priority, but just grandstanding.

Already, there are indications that bad actors have acquired proprietary voting machine code. In 2021, an election official in Colorado allegedly allowed a conspiracy theorist to access county machines, copy sensitive data, and photograph system passwords — the kind of insider attack that, experts warn, could compromise the security of the coming presidential election.

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Another bad voting technology being promoted: BLOCKCHAIN TECHNOLOGY

MIT cybersecurity experts have come out strongly against using any form of blockchain-based voting, and said that online voting in general is much more vulnerable to being hacked than in-person or mail-in voting. They say that the physical nature of mail-in ballots make them much less susceptible to large-scale attacks compared to online voting, where exploiting a single vulnerability could impact every ballot at once.

The team says that blockchain-based approaches are ripe for what they call “serious failures” - situations where election results have been changed in ways that are undetectable, or, even if detected, would be irreparable without running a whole new election.

“While current election systems are far from perfect, blockchain would greatly increase the risk of undetectable, nation-scale election failures,” says MIT professor Ron Rivest, co-creator of RSA public-key encryption and senior author of the new paper. “Any turnout increase would come at the cost of losing meaningful assurance that votes have been counted as they were cast.”

The future of open source is still very much in flux. “There is no way to ‘make voters whole again’ after a compromised election.” So, best to have a doubtless, foolproof, ultra reliable and trustworthy system such as offered by Votrite!

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith.

For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith.

Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

SUPPLEMENTAL INFORMATION

Under Tier 1, issuers must follow Blue Sky regulations and register in every state.

Dun & Bradstreet D-U-N-S number 099967331.

CONTACTS: jkapsis@votrite.com or akapsis@votrite.com

Tel: (516) 414-1874-5

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A copy of this Offering Circular and all updates as well as subscription agreements and related instructions can be found and downloaded from our website https://votrite.tiiny.site/ AFTER SEC APPROVAL

Issuer Eligibility - All the following statements are true.

•	Organized under the laws of the United States or Canada, or any State, Province, Territory, or possession thereof, or the District of Columbia.

•	Principal place of business is in the United States or Canada.

•	Not a development stage company that either (a) has no specific business plan or purpose, or (b) has indicated that its business plan is to merge with an unidentified company or companies.

•	Not an investment company registered or required to be registered under the Investment Company Act of 1940.

•	Not issuing fractional undivided interests in oil or gas rights, or a similar interest in other mineral rights.

•	Not issuing asset-backed securities as defined in Item 1101(c) of Regulation AB.

•	Not, and has not been, subject to any order of the Commission entered pursuant to Section 12(j) of the Exchange Act (15 U.S.C. 78l(j)) within five years before the filing of this offering statement.

•	Each person described in Rule 262 of Regulation A is either not disqualified under that rule or is disqualified but has received a waiver of such disqualification.

•	“Bad actor” disclosure under Rule 262(d) is provided in the offering statement.

•	The Company has adopted a code of ethics for its senior financial officers

Types of Securities Offered in this Offering Statement

Equity (common stock)

Does the issuer intend to offer the securities on a continuous basis pursuant to Rule 251(d)(3)?

No

Does the issuer intend this offering to last more than one year?

No

Does the issuer intend to price this offering after qualification pursuant to Rule 253(b

No

Will the issuer be conducting a best effort offering?

Yes

Has the issuer used solicitation of interest communications in connection with the proposed offering?

No

Does the proposed offering involve the resale of securities by affiliates of the issuer?

No

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Voterite, Inc

Balance Sheet (Unaudited)

June 30, 2024, December 31, 2023, and December 31, 2022

As of	June 30, 2024	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash	466	3,498	301
Total Current Assets	466	3,498	301

Fixed Assets
Property Plant and Equipment, Net	101,896	112,808	119,814
Intangibles, Net	734,131	795,581	917,400
Total Fixed Assets	836,027	908,389	1,037,214

Total Assets	836,493	911,887	1,037,515

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities	-	-	-
Total Liabilities	-	-	-

Stockholders' Equity
Preferred Stock, authorized 1,000,000 shares, $0 par value, 0 shares issued and outstanding	-	-	-
Common Stock, authorized 10,000,000 shares, $0 par value, 5,000,000 shares issued and outstanding	-	-	-
Additional Paid in Capital	2,017,355	1,993,764	1,919,972
Accumulated Deficit	(1,180,862)	(1,081,877)	(882,457)
Total Stockholders Equity	836,493	911,887	1,037,515

Total Liabilities and Stockholders' Equity	836,493	911,887	1,037,515

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Voterite, Inc

Statement of Operations (Unaudited)

Years Ended December 31, 2023 and 2022

	2023	2022
Revenue	743	5,161

Operating Expenses
Advertising and Promotion	7,796	8,391
Amortization Expense	128,753	127,314
Automobile Expense	1,795	-
Bank Service Charges	1,983	72
Computer and Internet Expenses	9,615	6,751
Depreciation Expense	21,863	20,332
Dues and Subscriptions	264	557
Insurance Expense	954	-
Office Supplies	8,549	9,811
Professional Fees	6,414	23,941
Rent Expense	1,299	-
Telephone Expense	1,792	-
Travel Expense	1,671	2,862
Utilities	1,290	-
Web Development	1,776	-
Total Operating Expenses	195,814	200,031

Loss from Operations	(195,071)	(194,870)

Other Expense
Charitable Donation	2,863	7,370
Taxes and Licenses	1,475	-
Miscellaneous Expense	11	-
Total Other Expense	4,349	7,370

Net Loss	(199,420)	(202,240)

Loss per Share	(0.04)	(0.04)

Weighted Average Shares Outstanding	5,000,000	5,000,000

27

Voterite, Inc

Statement of Cash Flows (Unaudited)

Years Ended December 31, 2023 and 2022

	2023	2022
Operating Activities
Net Loss	(199,420)	(202,240)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in Operations:
Accumulated Depreciation	20,256	17,436
Accumulated Amortization	128,753	127,314
Loan Adjustment	-	(98,687)
Net Cash Provided by/(Used in) Operating Activities	(50,411)	(156,177)

Investing Activities
Property Plant and Equipment	(13,251)	(20,212)
Intangibles	(6,933)	(23,335)
Net Cash Provided by/ (Used in) Investing Activities	(20,184)	(43,547)

FINANCING ACTIVITIES
Contribution/Distribution of Capital, net	73,792	195,868
Net Cash Provided by/ (Used in) Financing Activities	73,792	195,868

Change in Cash and Cash Equivalents	3,197	(3,856)
Cash at beginning of period	301	4,157
Cash at end of period	3,498	301

28

Voterite, Inc

Statement of Changes in Stockholders' Equity (Unaudited)

For the Six Months Ended June 30, 2024, and Years Ended December 31, 2023 and 2022

	Preferred Shares		Common Shares		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Equity (Deficit)
Balance - December 31, 2021	-	-	5,000,000	-	1,724,104	(680,217)	1,043,887
Capital Contributions	-	-	-	-	195,868	-	195,868
Net Income (Loss)	-	-	-	-		(202,240)	(202,240)
Balance - December 31, 2022	-	-	5,000,000	-	1,919,972	(882,457)	1,037,515
Capital Contributions	-	-	-	-	73,792	-	73,792
Net Income (Loss)	-	-	-	-		(199,420)	(199,420)
Balance - December 31, 2023	-	-	5,000,000	-	1,993,764	(1,081,877)	911,887
Capital Contributions	-	-	-	-	23,591	-	23,591
Net Income (Loss)	-	-	-	-		(98,985)	(98,985)
Balance - June 30, 2024	-	-	5,000,000	-	2,017,355	(1,180,862)	836,493

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Voterite Inc.

Notes to the Unaudited Financial Statements

June 30, 2024

Note 1 – Description of Business and Summary of Significant Accounting Policies

Nature of Operations

Voterite Inc. was organized as a C Corporation to facilitate tamper-proof electronic voting. In an era where widespread data breaches are common, safeguarding voter information has become essential for all elections. Votrite has recognized this, making data privacy and protection paramount to its platform. As of 2028, Votrite aims to set industry standards, employing top-of-the-line encryption, multi-factor authentication, and frequent auditing to protect voter identities and choices. The Company was incorporated in the State of Florida on January, 12, 2017 and is headquartered in Boca Raton, Florida with offices in Mineola, New York.

Note 2 – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 3 – Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2022 and 2023, and as of June 30 2024 the Company had no cash equivalents.

Accounts Receivable

The Company reports accounts receivable at invoiced amounts less an allowance for doubtful accounts. The Company evaluates its accounts receivable on a continuous basis, and if necessary, establishes an allowance for doubtful accounts based on a number of factors, including current credit conditions and customer payment history. The Company does not require collateral or accrue interest on accounts receivable and credit terms are generally 30 days. No allowance for doubtful accounts was necessary as of December 31, 2022 and 2023, and as of June 30 2024.

Accounts receivable includes unbilled receivables of $0 as of December 31, 2022 and 2023, and as of June 30 2024.

Revenue Recognition

The Company derives revenue primarily from the rental of its products and use of mobile apps. The company recognizes revenue upon signatory of contract with interested parties. Interested parties include organizations such as Condos, Unions, Religious Organizations, and Universities.

Upon receiving approval from the Election Assistance Commission when software is tested and verified, Votrite will also engage in the selling of machines to government entities to facilitate voting.

Inventories

Votrite currently has no Inventory on its Balance Sheet. When approval is obtained from the Election Assistance Commission a change in use may be affected for certain equipment to become inventory with an intent to sell. When reclassifying, the equipment should be transferred to inventory at its carrying value at the date of reclassification. Any previous accumulated depreciation stops, and the asset's value becomes part of the inventory cost.

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Income Taxes

Income taxes are provided for on the accrual basis in accordance with applicable tax laws and regulations. The Company files its federal and state income tax returns on a calendar year basis.

The Company records tax positions in accordance with applicable tax regulations. If the tax benefits claimed in the tax return are considered uncertain, the Company records a liability for the expected amount of the unrecognized tax benefit. The Company recognizes interest and penalties related to uncertain tax positions as incurred.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company's tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Equipment

Equipment is stated at historical cost, net of accumulated depreciation and is depreciated using the straight-line method over the estimated useful lives of the related assets, generally eight years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized. The company typically donates equipment to charitable organizations and captures the loss within that line item on the Statement of Operations.

Intangible Assets

Votrite owns proprietary software used to build, deploy, and manage its website applications and processes. The software is capitalized and amortized on a straight-line basis over its estimated useful life, which is generally 10 years. The Company continually updates and enhances the software, effectively extending its economic life. This extended useful life is the basis for the 10-year amortization period, which is longer than the typical industry standard for software.

Expenditures that significantly extend the software's economic life or enhance its functionality are capitalized in accordance with the Company’s accounting policy.

Note 4 - Equipment

Property and Equipment consist of:

As of Year Ended December 31,	2023	2022
Computer Hardware	73,514	73,514
Furniture and Fixtures	30,332	32,182
Printers	6,062	-
Prototypes	30,332	32,182
Titan LT2100 Electronic Voting System	37,620	27,820
Votrite VRX Electronic Poll Book	2,431	1,343
Property and Equipment, at Cost	180,291	167,041
Accumulated Depreciation	(67,483)	(47,227)
Property and Equipment, Net	112,808	119,814

Depreciation expense for property and equipment for the fiscal year ended December 31, 2023 and 2022 totaled $21,863 and $20,332 respectively.

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As of June 30,	2024
Computer Hardware	75,514
Furniture and Fixtures	28,882
Printers	6,062
Prototypes	28,882
Titan LT2100 Electronic Voting System	37,620
Votrite VRX Electronic Poll Book	2,431
Property and Equipment, at Cost	179,391
Accumulated Depreciation	(77,495)
Property and Equipment, Net	101,896

Depreciation expense for property and equipment through June 30, 2024 totaled $11,500.

Note 5 - Intangible Assets

Intangible Assets consist of:

As of Year Ended December 31,	2023	2022
Software	1,291,343	1,284,409
Trademarks and Patents	3,999	3,999
Intangible Assets, at Cost	1,295,342	1,288,408
Accumulated Amortization	(499,761)	(371,008)
Intangible Assets, Net	795,581	917,400

Amortization expense for intangible assets for the fiscal year ended December 31, 2023 and 2022 totaled $128,753 and $127,314 respectively.

As of June 30,	2024
Software	1,294,527
Trademarks and Patents	3,999
Intangible Assets, at Cost	1,298,526
Accumulated Amortization	(564,395)
Intangible Assets, Net	734,131

Amortization expense for intangible assets through June 30, 2024 totaled $64,635.

Note 6 – Stockholders’ Equity

Contributions

In accordance with the Voterite Inc., if the Manager of the Company determines that additional funds are required by the Company to meet the Company's operating expenses, the members of the Company have the right, but not the obligation to contribute the additional funds. The additional funds may be provided in the form of member loans, additional capital contributions, or a combination of both to the Company; as determined by the Manager in their sole and absolute discretion.

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The Company’s authorized capital stock consists of:

•	Preferred Stock: 1,000,000 shares, no par value
•	Common Stock: 10,000,000 shares, no par value

As of December 31, 2023, 5,000,000 shares of common stock and 0 shares of preferred stock were issued and outstanding.

Voterite Inc. received a total of $195,868 in capital contributions in 2022, $73,793 in capital contributions in 2023, and $23,591 in capital contributions through June 30, 2024 from current ownership.

Dividends

The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefore, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

We plan to retain some earnings in the near future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the near future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

2025 Equity Incentive Plan

On November 30, 2023, we adopted our 2023 Equity Incentive Plan (the “Plan”) to reward and provide incentives to our officers, directors, employees, consultants, and other eligible participants. We have set aside options to purchase up to One Million (1,000,000) shares of Common Stock for issuance under the Plan, which may be granted in the form of either incentive stock options or non-qualified stock options. Our Board of Directors administers the Plan and has the authority: To select the Plan recipients, the time or times at which awards may be granted, the number of shares to be subject to each option awarded, the vesting schedule of the options and (ii) to amend the stock option Plan to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants.

Voting

Stock being issued is Standard Common Stock with standard voting rights.

Note 7 - Subsequent Events

Management has evaluated subsequent events through December 31, 2024, and determined that, except as disclosed herein, there have been no subsequent events that would require recognition in the financial statements or disclosure in the notes to the financial statements.

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PART III

Index to Exhibits

Exhibit Number	Description
1A-1	Underwriting agreement
1A-2A	Charter
1A-2B	Certificate of Factious name registration Florida.
1A-2C	Bylaws
1A-3	Rights of securityholders
1A-4	Subscription Agreement
1A-5	Voting trust agreement
1A-6	Material contracts
1A-7	Plan of acquisition
1A-8	Escrow agreements
1A-9	Letter re change in certifying accountant
1A-10	Power of attorney
1A-11	N/A
1A-12	Opinion re legality
1A-13	Testing the waters
1A-14	Appointment of agent for service of process
1A-15.1	Election Assistance Commission Approval Credentials
1A-15.2	Amendment and Restated Agreement
1A-15.3	Business Plan

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Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on January 21, 2025.

Voterite, Inc.

By:	/s/James L. Kapsis
Name: James L. Kapsis
Title: Chief Executive Officer, Director

This offering statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Angelica Kapsis	President & Director	January 21, 2025
Angelica Kapsis

/s/ Antonia Rollandi LeDuc	Secretary/ Director	January 21, 2025
Antonia Rollandi LeDuc

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